AGREEMENT


                                    between


Morgan Grenfell, 20 Finsbury Circus, London EC2M 1 NB,

                                          (hereinafter called "the Principal")

                                      and

Marco Wolf, Baldernstrasse 18, 8134 Adliswit,
Juerg Wyler, Schwoesterrain, 8714 Feldbach,

                                                    (hereinafter called "W&W")

Silva Investment Ltd., Grand Cayman, Cayman Islands

                                            (hereinafter called "the Company")


1. The Principal hereby instructs W&W to perform or cause third parties to perform the following:

     - to acquire all the shares of the Company on behalf of Morgan Grenfell (CI) Ltd., Jersey which acts for and on behalf of Herbert VanDalen;

     - to represent the Principal at the shareholders' meeting of the Company to take the necessary resolutions to capitalize the company;

     - to join the board of directors of the Company, to take the necessary resolutions and to acquire 1,000,000 shares in Solv-Ex Corp. on behalf of the Company;

     - to act as lawyers on behalf of the company, to watch the structure and to prepare the necessary agreements to close the Participation Loan with Horten Technology S.A. to acquire 1,000,000 shares in Solv-Ex for a share price of USD 16.50. The Participation Loan shall be closed that repayment shall be based of an amount of 1,000,000 shares and that repayment shall depend on the average share price of Solv-Ex of five banking days before the announcement that said Participation Loan shall be repaid.

2. W&W shall only act within the bounds of law and ethics according to the instructions of the Principal, in the absence of such instructions, W&W may act on its own initiative.

3. The Principal may appoint one or more representatives to act on their behalf. Their proxies may be revoked at any time. If more than one person is entitled to give instructions as Principal or representative, W&W may follow the instructions of any one of them without previously contacting the other persons so entitled.

4. The Principal undertakes to put the necessary qualifying shares at the disposal of W&W. Monies received in respect of such shares belong to the Principal.
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5.   The Principal and his successors/assignees undertake to release, discharge and indemnify W&W for all claims brought against them in connection with the performance of this Agreement, especially in their capacity as founder, shareholder, member of the board of directors or administrator. W&W is only liable for unlawful intent and gross negligence.

6. The Principal will reimburse W&W all expenditures, fees, taxes and any other costs incurred in connection with this Agreement and in the interest of the Principal. Besides, W&W is authorized to charge its usual fees. For the activity as directors, W&W shall receive CHF 10,000 per director per annum.

7. This Agreement may be terminated by either party at any time. It is, however, not automatically terminated in the case of loss of capacity to act or bankruptcy of either party.

8. This Agreement is subject to Swiss law. Any dispute arising out of this Agreement is herewith subjected to the jurisdiction of the ordinary courts at Zurich.


Zurich.


The Principal:           W&W:



/s/ Peter Young          /s/ Juerg Wyler  /s/ Marco Wolf
for and on behalf of     Juerg Wyler      Marco Wolf
  Morgan Grenfell and
  agent of Morgan Grenfell
  (CI) Ltd.
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